SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )*

                          Courtside Acquisition Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22274N102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 20, 2007
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22274N102                    13G                      Page 2 of 12
--------------------------------------------------------------------------------
        1.    NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Clinton Group, Inc.
--------------------------------------------------------------------------------
        2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
        3.    SEC USE ONLY


--------------------------------------------------------------------------------
        4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER

                         -0-
                ----------------------------------------------------------------
  NUMBER OF        6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY            1,000,000
  OWNED BY     -----------------------------------------------------------------
    EACH           7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                -0-
    WITH       -----------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         1,000,000
--------------------------------------------------------------------------------
        9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,000,000
--------------------------------------------------------------------------------
        10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
        11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.0%
--------------------------------------------------------------------------------
        12.   TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22274N102                    13G                      Page 3 of 12
--------------------------------------------------------------------------------
        1.    NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Clinton Multistrategy Master Fund Ltd.
--------------------------------------------------------------------------------
        2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
        3.    SEC USE ONLY


--------------------------------------------------------------------------------
        4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             -0-
               -----------------------------------------------------------------
  NUMBER OF            6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                600,000
  OWNED BY     -----------------------------------------------------------------
    EACH               7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    -0-
    WITH       -----------------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             600,000
--------------------------------------------------------------------------------
        9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              600,000
--------------------------------------------------------------------------------
        10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
        11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              3.6%
--------------------------------------------------------------------------------
        12.   TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22274N102                    13G                      Page 4 of 12
--------------------------------------------------------------------------------
        1.    NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              CGI Whitehall Universal Portfolio Fund Limited
--------------------------------------------------------------------------------
        2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
        3.    SEC USE ONLY

--------------------------------------------------------------------------------
        4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             -0-
               -----------------------------------------------------------------
 NUMBER OF             6.    SHARED VOTING POWER
  SHARES
BENEFICIALLY                 200,000
  OWNED BY     -----------------------------------------------------------------
    EACH               7.    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     -0-
   WITH        -----------------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             200,000
--------------------------------------------------------------------------------
        9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              200,000
--------------------------------------------------------------------------------
        10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
        11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              1.2%
--------------------------------------------------------------------------------
        12.   TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!!

CUSIP No. 22274N102                    13G                      Page 5 of 12
--------------------------------------------------------------------------------
        1.    NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Clinton Special Opportunities Master Fund, LTD.
--------------------------------------------------------------------------------
        2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
        3.    SEC USE ONLY

--------------------------------------------------------------------------------
        4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             -0-
               -----------------------------------------------------------------
 NUMBER OF             6.    SHARED VOTING POWER
  SHARES
BENEFICIALLY                 200,000
  OWNED BY     -----------------------------------------------------------------
    EACH               7.    SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     -0-
   WITH        -----------------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             200,000
--------------------------------------------------------------------------------
        9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              200,000
--------------------------------------------------------------------------------
        10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                          [_]
--------------------------------------------------------------------------------
        11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              1.2%
--------------------------------------------------------------------------------
        12.   TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22274N102                    13G                      Page 6 of 12
--------------------------------------------------------------------------------
        1.    NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              George Hall
--------------------------------------------------------------------------------
        2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
        3.    SEC USE ONLY


--------------------------------------------------------------------------------
        4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                       5.    SOLE VOTING POWER

                             -0-
               -----------------------------------------------------------------
  NUMBER OF            6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY                1,000,000
  OWNED BY     -----------------------------------------------------------------
    EACH               7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    -0-
    WITH       -----------------------------------------------------------------
                       8.    SHARED DISPOSITIVE POWER

                             1,000,000
--------------------------------------------------------------------------------
        9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,000,000
--------------------------------------------------------------------------------
        10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
        11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.0%
--------------------------------------------------------------------------------
        12.   TYPE OF REPORTING PERSON*

              HC; IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22274N102                    13G                      Page 7 of 12
--------------------------------------------------------------------------------

ITEM 1.

      (a)   NAME OF ISSUER.

            Courtside Acquisition Corp.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            1700 Broadway
            17th Floor
            New York, New York 10019

Item 2.

      (a)   NAME OF PERSON FILING.

            This Schedule 13G is being filed by each of Clinton Group, Inc. ("CGI"), Clinton Multistrategy Master Fund, Ltd. ("CMSF"), CGI Whitehall Universal Portfolio Fund Limited ("Whitehall"), Clinton Special Opportunities Master Fund, LTD ("CSO") and George Hall (collectively, the "Reporting Persons").

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            The principal business address of each of CGI and George Hall is:

            9 West 57th Street
            26th Floor
            New York, New York 10019


            The principal business address of each of CMSF, Whitehall and CSO is:

            c/o Fortis Fund Services (Cayman) Limited
            P.O. Box 2003 GT
            Grand Pavilion Commercial Centre
            802 West Bay Road
            Grand Cayman, Cayman Islands

      (c)   CITIZENSHIP.

            CGI is a Delaware corporation
            George Hall is a United States citizen
            Each of CMSF, Whitehall and CSO is a Cayman Islands company

      (d)   TITLE OF CLASS OF SECURITIES.

            Common Stock, par value $0.0001 per share

      (e)   CUSIP NUMBER.

            22274N102

CUSIP No. 22274N102                    13G                      Page 8 of 12
--------------------------------------------------------------------------------

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

      (a)   |_| Broker or dealer registered under Section 15 of the Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)   |X| Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
      (g) |X| Parent holding company or control person, in accordance with Sec. 240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED.

            CGI:  1,000,000 (comprised of shares held in client accounts over which CGI, as investment advisor, exercises voting and dispositive discretion)
            CMSF:  600,000
            Whitehall:  200,000
            CSO:  200,000
            George Hall:  1,000,000 (comprised of 1,000,000 shares beneficially owned by CGI, which is ultimately owned and controlled by Mr. Hall)

      (b)   PERCENT OF CLASS.

            CGI:  6.0%
            CMSF:  3.6%
            Whitehall:  1.2%
            CSO:  1.2%
            George Hall:  6.0%

      (c)   NUMBER OF SHARES AS TO WHICH EACH SUCH PERSON HAS

            (i)   sole power to vote or to direct the vote:

                  CGI:  -0-
                  CMSF:   -0-
                  Whitehall:  -0-
                  CSO:  -0-
                  George Hall: -0-

            (ii)  shared power to vote or to direct the vote:

                  CGI:  1,000,000
                  CMSF:  600,000
                  Whitehall: 200,000
                  CSO:  200,000
                  George Hall: 1,000,000

            (iii) sole power to dispose or to direct the disposition of:

                  CGI:  -0-
                  CMSF:   -0-
                  Whitehall:  -0-
                  CSO:  -0-
                  George Hall: -0-

            (iv)  shared power to dispose or to direct the disposition of:

                  CGI:  1,000,000
                  CMSF:  600,000
                  Whitehall: 200,000
                  CSO:  200,000
                  George Hall: 1,000,000

CUSIP No. 22274N102                    13G                      Page 9 of 12
--------------------------------------------------------------------------------


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            As referred to above, CGI is an investment advisor registered under
            Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of shares through the investment discretion it exercises over its clients' accounts, including without limitation, CMSF, Whitehall and CSO. Accordingly, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. No such person other than CMSF, Whitehall and CSO has such powers with respect to greater than 5% of the outstanding Common Shares of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            See Exhibit B.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

CUSIP No. 22274N102                    13G                      Page 10 of 12
--------------------------------------------------------------------------------

ITEM 10.    CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 30, 2007

                                 CLINTON GROUP, INC.

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CLINTON MULTISTRATEGY MASTER FUND, LTD.
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CGI WHITEHALL UNIVERSAL PORTFOLIO FUND LIMITED
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD.
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 /s/ George E. Hall
                                 ------------------------------
                                 George E. Hall

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 22274N102                    13G                      Page 11 of 12
--------------------------------------------------------------------------------

                                    EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Courtside Acquisition Corp. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

April 30, 2007

                                 CLINTON GROUP, INC.

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CLINTON MULTISTRATEGY MASTER FUND, LTD.
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CGI WHITEHALL UNIVERSAL PORTFOLIO FUND LIMITED
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD.
                                 By: Clinton Group, Inc. its investment
                                 manager

                                 By: /s/ Francis Ruchalski
                                     ---------------------------
                                     Name:  Francis Ruchalski
                                     Title: Comptroller


                                 /s/ George E. Hall
                                 ------------------------------
                                 George E. Hall

CUSIP No. 22274N102                    13G                      Page 12 of 12
--------------------------------------------------------------------------------

                                    EXHIBIT B

George Hall may be deemed a control person over the shares beneficially owned by CGI.